For Immediate Release:



Mesaba Airlines Temporarily Suspends Flights Due to Northwest Airlines Pilot Strike Minneapolis/St. Paul - August 29, 1998 - Mesaba Airlines, which operates as a Northwest Airlink affiliate, announced today that it has temporarily suspended operations because of the Northwest Airlines pilots strike. "We regret having to take this action, understanding the disruption this will cause our customers, but with almost 80% of our traffic connecting with Northwest Airlines it is not economically viable, in the short term, to continue operating" said Bryan K. Bedford Mesaba's President & Chief Executive Officer. Bedford added "we remain hopeful the negotiators, on both sides, can come together to reach a settlement soon so that we can resume service to the 91 cities in our route structure".

Mesaba Airlines transports approximately 15,000 passengers a day, 79% of which transfer to Northwest Airlines flights at their hubs in Detroit and Minneapolis/St.Paul. The airline provides service to 91 cities in 19 states and 3 Canadian provinces. Passengers will be able to get the latest information through the Northwest Airlines Web Site at www.nwa.com


Mesaba Holdings, Inc., the parent company of Mesaba Aviation, Inc. d/b/a Mesaba Airlines, operates as a Northwest Airlink affiliate under code-sharing agreements with Northwest Airlines. Currently, Mesaba Airlines serves 91 cities in 19 states and Canada from its two hubs at Minneapolis/St. Paul and Detroit Metro International Airports. The airline was recently named "Regional Airline of the Year" by Air Transport World. This is the first time in five years that a U.S. based regional airline has received this prestigious award. Mesaba operates a fleet of 85 turbo-prop and jet aircraft including the 30-34 passenger Saab 340, the 37-passenger deHavilland Dash-8 and the 69 passenger Avro RJ85.

Mesaba Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market.

For more information please contact: Warren R. Wilkinson - Mesaba
Airlines 612-725-4915

More information about Mesaba Airlines is available on the internet at:www.mesaba.com